EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Flora Growth Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (3)	Amount Registered (2)(3)	Proposed Maximum Offering Price Per Unit (2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share	Rule 457(c) and Rule 457(h)	6,000,000	$0.62	$3,720,000	0.0000927	$344.84
Total Offering Amount					$3,720,000		$344.84
Total Fee Offsets							$0.00
Net Fee Due							$344.84

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(1)

Pursuant to Rule 416, this Registration Statement shall also cover any additional Common Shares which may become issuable under the Flora Growth Corp. 2022 Incentive Compensation Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Common Shares.

(2)	Consists of 6,000,000 Common Shares issuable under the 2022 Plan.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457 (c) and (h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Common Shares on the Nasdaq Capital Market on July 28, 2022.